Exhibit 99.1

FOR IMMEDIATE RELEASE

For:	United Fire & Casualty Company
118 Second Avenue SE, PO Box 73909
Cedar Rapids, Iowa 52407-3909

Contact: John A. Rife, President/CEO, 319-399-5700

United Fire & Casualty Company Reports Fourth Quarter 2005 Results

•	Fourth quarter net loss totaled $58.4 million, or $2.48 per share; YTD net income totaled $9.0 million, or $.22 per share

•	Fourth quarter total revenues were $160.8 million; $619.6 million YTD

•	Fourth quarter combined ratio was 192.9%; 111.3% YTD

•	Book value of $21.20 per share as of December 31, 2005

CEDAR RAPIDS, IA – February 13, 2006 – United Fire & Casualty Company (NASDAQ: UFCS) today reported a fourth quarter 2005 net loss of $58.4 million, or $2.48 per share. Net income for the fourth quarter of 2004 was $18.6 million, or $.86 per share (after providing for the dividend and accretion on convertible preferred stock). The fourth quarter 2005 diluted loss was $2.48 per share, compared to diluted earnings of $.79 per share for the fourth quarter of 2004. The deterioration in our quarterly results is attributable to the recognition of losses and loss settlement expenses related to Hurricane Katrina that significantly exceeded our estimate recorded as of September 30, 2005. The financial impact of Hurricane Katrina on our fourth quarter financial results is discussed below.

The net operating loss for the fourth quarter of 2005 was $58.7 million, or $2.49 per share. Net operating income for the fourth quarter of 2004 was $18.1 million, or $.84 per share (after providing for the dividend and accretion on convertible preferred stock).

Total revenues were $160.8 million in the fourth quarter of 2005, an increase of $4.3 million, or 2.8 percent, from the fourth quarter of 2004. Net premiums earned increased 1.6 percent to $129.1 million in the fourth quarter of 2005, compared to $127.1 million in the fourth quarter of 2004. Net realized investment gains were $.5 million in the fourth quarter of 2005, compared to $.8 million in the fourth quarter of 2004. Investment income was $31.0 million in the fourth quarter of 2005, compared to $28.5 million in the fourth quarter of 2004.

Hurricane Katrina generated the largest catastrophe loss in our company’s history. The severe losses caused by Hurricane Katrina resulted in a significant increase in the catastrophe losses incurred in the fourth quarter of 2005, as compared to the fourth quarter of 2004. The following table details the impact that catastrophes had on our underwriting results for the fourth quarter of 2005.

(Dollars in Thousands Except Per Share Data)

Catastrophe Losses Catastrophe	Three months ending December 31, 2005
	Losses and Loss Settlement Expenses, Net of Reinsurance	After-tax earnings per share impact	Combined Ratio Impact
Hurricane Katrina	$162,443	$(4.47)	137.5%
Hurricane Rita	$922	$(0.03)	0.8%
Other	$1,304	$(0.04)	1.1%

Total	$164,669	$(4.54)	139.4%

As of September 30, 2005, we estimated losses and loss settlement expenses related to Hurricane Katrina to be $125.0 million, before reinsurance. After accounting for reinsurance of $109.2 million in ceded losses and settlement expenses, we recorded $15.8 million in net losses and loss settlement expenses related to Hurricane Katrina. The estimate of direct costs of $125.0 million represented the maximum amount covered for any one occurrence under the terms of our catastrophe reinsurance agreement in effect during 2005. Therefore, the significant additional losses and loss settlement expenses we recorded in the fourth quarter related to Hurricane Katrina were not covered by catastrophe reinsurance.

In arriving at the September 30, 2005 estimate of direct incurred costs related to Hurricane Katrina, management reviewed specific known claims and estimated our potential for additional claims by analyzing reports prepared by independent experts who studied the paths of Hurricanes Katrina and Rita using models accepted in the insurance industry. This information was the best available to us at that time. Several factors contributed to the inadequacy of our initial estimate. The extraordinary magnitude of Hurricane Katrina and the subsequent flooding of New Orleans made large portions of the city inaccessible for extended periods of time, while the majority of the population affected by the hurricane remained evacuated. These conditions significantly delayed both the reporting of claims by our policyholders and appropriate damage assessment by our claims personnel, limiting our ability to compile an accurate representation of the impact of this hurricane on our insureds. Because we needed to establish loss estimates, we used modeling to assist us in generating our initial loss estimate, which is a practice commonly used across the property and casualty insurance industry. The modeled information failed to capture the severity and complexity of this specific storm, resulting in a substantial understatement of the impact of Hurricane Katrina.

The challenges we encountered in our initial loss assessment process hindered us in three important ways: we could not accurately project the total number of claims that would be reported; we could not accurately estimate the average claim value; and we could not accurately project the number of large losses (losses that are greater than $.1 million) that would be incurred. Through December 31, 2005, over 95 percent of our policyholders in the area affected by Hurricane Katrina have reported a claim, which far exceeds the levels achieved by any hurricane our company has ever experienced. Of these claims, we also experienced a higher than expected average claim value and a higher than expected frequency of claims categorized as large losses. Considering the fact that over 95 percent of our policyholders in the area affected by Hurricane Katrina have now reported a claim, we believe the current level of incurred costs we have reported for Hurricane Katrina represents an adequate estimate of the ultimate impact this storm will have on our financial results. However, our future financial results could be significantly impacted if it becomes necessary to revise the assumptions we have utilized in establishing reserves related to Hurricane Katrina. Such assumptions include, but are not limited to, the expected cost of building materials and the expected cost of labor.

Hurricane Rita generated the second largest catastrophe loss in our company’s history. We are also incurring losses from this storm in excess of the estimate we had recorded as of September 30, 2005. However, these additional losses have been substantially offset by the catastrophe reinsurance coverage applicable to this storm. At this time, it does not appear that our ultimate direct loss from this storm will approach the reinsurance limit stated in the catastrophe reinsurance agreement in effect for 2005. Therefore, any further direct costs that may develop from Hurricane Rita will also be subject to reinsurance coverage, mitigating the impact on our financial results.

In comparison, pre-tax catastrophe losses, net of reinsurance, of $1.3 million for the fourth quarter of 2004 added 1.1 points to the combined ratio, resulting in a reduction in after-tax earnings of $.04 per share.

“It was a difficult year for our company, as well as for many of our agents and policyholders in the Gulf Coast states,” said President & CEO John A. Rife. “Hurricane Katrina generated the largest catastrophe loss in our company’s history, resulting in net costs of more than $186.2 million in 2005. While the impact of Hurricane Katrina on the industry’s overall reinsurance rates is still unknown, it has resulted in significant premium increases for our company’s catastrophe reinsurance coverage, due to our exposure in the Gulf Coast states.

“The scope and severity of this storm presented us with many unforeseen challenges — processing the large volume of claims, organizing storm teams to survey the damage, preparing for delays in claim reporting due to evacuations and inaccessibility — and forced us to rethink many of our previous assumptions about hurricanes. Ultimately, we feel this has made our company better prepared to handle any future disasters. We also feel that the ability to show a profit for the year despite the tremendous catastrophe losses incurred reflects the underlying strength of our operations.”

UNITED FIRE & CASUALTY COMPANY AND SUBSIDIARIES

Financial Results (In Thousands Except Per Share Data and Number of Shares)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Revenues
Net premiums written	$116,356	$111,436	$487,627	$491,099

Net premiums earned	$129,073	$127,116	$495,516	$492,291
Investment income, net of investment expenses	31,017	28,509	118,847	111,474
Realized investment gains	475	760	4,540	4,060
Other income	221	98	702	300

Total Revenues	160,786	156,483	619,605	608,125
Benefits, Losses and Expenses
Losses and loss settlement expenses	198,520	69,872	392,228	272,882
Increase in liability for future policy benefits	5,168	3,592	17,666	12,125
Amortization of deferred policy acquisition costs	32,028	29,557	115,473	110,963
Other underwriting expenses	2,492	12,683	32,955	40,960
Interest on policyholders’ accounts	13,302	13,746	54,727	56,386

Total Benefits, Losses and Expenses	251,510	129,450	613,049	493,316

Income (loss) before income taxes	(90,724)	27,033	6,556	114,809

Federal income tax expense (benefit)	(32,296)	8,427	(2,488)	35,992

Net income (loss)	$(58,428)	$18,606	$9,044	$78,817

Less preferred stock dividends and accretions	$—	$1,197	$4,106	$4,742

Earnings (loss) available to common shareholders	$(58,428)	$17,409	$4,938	$74,075

Net operating income (loss)	$(58,737)	$18,112	$6,093	$76,178

Weighted average shares outstanding	23,597,143	20,130,620	22,444,793	20,115,085

Basic earnings (loss) per common share	$(2.48)	$0.86	$0.22	$3.68

Diluted earnings (loss) per common share	$(2.48)	$0.79	$0.22	$3.34

Cash dividends declared per common share	$0.12	$0.12	$0.48	$0.42

Following is a discussion of our year-to-date results.

For the year ended December 31, 2005, net income was $9.0 million or $.22 per share (after providing for the dividend and accretion on convertible preferred stock). For the year ended December 31, 2004, net income was $78.8 million or $3.68 per share (after providing for the dividend and accretion on convertible preferred stock). Diluted earnings for the year ended December 31, 2005, were $.22 per share. Diluted earnings for the year ended December 31, 2004, were $3.34 per share. Net realized investment gains (before tax) were $4.5 million for the year ended December 31, 2005, compared to net realized investment gains (before tax) of $4.1 million for 2004.

Net operating income for the year ended December 31, 2005 was $6.1 million, or $.09 per share (after providing for the dividend and accretion on convertible preferred stock), versus net operating income of $76.2 million, or $3.55 per share (after providing for the dividend and accretion on convertible preferred stock), for the year ended December 31, 2004.

The severe losses caused by Hurricanes Katrina and Rita resulted in the large increase in the catastrophe losses incurred in 2005, as compared to 2004. The table below details the impact that the catastrophes had on our underwriting results for 2005. Included is the $8.0 million reinsurance reinstatement premium incurred in response to the reinsurance recoveries on our losses from Hurricane Katrina. Pre-tax catastrophe losses, net of reinsurance, of $19.2 million for the fourth quarter of 2004 added 4.2 points to the combined ratio, resulting in a reduction in after-tax earnings of $.62 per share.

(Dollars in Thousands Except Per Share Data)

Catastrophe Losses Catastrophe	Twelve months ending December 31, 2005
	Losses and Loss Settlement Expenses, Net of Reinsurance	After-tax earnings per share impact	Combined Ratio Impact
Hurricane Katrina	$178,193	$(5.16)	39.1%
Hurricane Rita	$10,922	$(0.32)	2.4%
Other	$7,968	$(0.23)	1.7%

Total	$197,083	$(5.71)	43.2%

Reinsurance Reinstatement Premiums

Net Premiums Written	Net Premiums Earned	After-tax earnings per share impact	Combined Ratio Impact
$(8,005)	$(8,005)	$(0.22)	1.9%

On December 2, 2005, we issued a press release reflecting estimated total losses and loss settlement expenses related to Hurricanes Katrina and Rita of approximately $74.0 million to $85.0 million, including the impact of reinsurance, reinstatement premiums and tax benefits. This estimate reflected direct losses related to Hurricane Katrina of approximately $200.0 million to $215.0 million. Through the remainder of the month of December, our aggregate direct losses from this storm developed to a total of $267.8 million, significantly exceeding our December 2nd estimate.

Following is a discussion of fourth quarter 2005 results for each business segment.

Property and casualty insurance segment

In the fourth quarter of 2005, our property and casualty insurance segment’s pre-tax loss was $101.0 million, compared to pre-tax income of $22.3 million in the fourth quarter of 2004. The deterioration is primarily attributable to the additional losses and settlement expenses reported for Hurricane Katrina during the fourth quarter of this year.

Net premiums written in the fourth quarter of 2005 were $106.4 million, compared to $104.0 million in the fourth quarter of 2004. Net premiums earned in the fourth quarter of 2005 were $118.1 million, compared to $117.7 million in the fourth quarter of 2004. The increase in net premiums earned is attributable to pricing and other underwriting initiatives that we have pursued in recent years, from which we continue to realize benefits as the related premium is earned. However, moderation in pricing is evident as rate increases have diminished in most lines of business; in several lines we have actually experienced a decrease in rates from 2004.

Losses and loss settlement expenses increased to $196.0 million in the fourth quarter of 2005 from $67.0 million in the fourth quarter of 2004. Without the impact of Hurricane Katrina, we achieved a substantial improvement in our loss experience between quarters, which we attribute to a significant decrease in non-catastrophe claims frequency.

The net loss ratio, which includes loss adjustment expenses, was 166.0 percent for the fourth quarter of 2005 versus 56.9 percent for the fourth quarter of 2004. The increase in the net loss ratio reflects the impact that Hurricanes Katrina and Rita had on our underwriting results. The fourth quarter 2005 commercial lines net loss ratio (including reinsurance) was 144.0 percent, compared to 57.8 percent for the fourth quarter of 2004. The fourth quarter 2005 personal lines net loss ratio was 396.7 percent, compared to 49.1 percent for the fourth quarter of 2004. The significant deterioration in the personal lines results had a limited impact on our overall net loss ratio because our personal lines business represents less than 10 percent of our overall net premium volume.

The expense ratio was 26.9 percent for the fourth quarter of 2005, compared to 31.2 percent in the fourth quarter of 2004. The improvement in the expense ratio is attributable to an increase in the amount of underwriting expenses we were able to defer during the quarter, as compared to the fourth quarter of 2004.

“Without the impact of catastrophe losses, our property and casualty insurance operating results were exceptionally strong in 2005,” observed Rife. “In the fourth quarter, we achieved a quarterly loss ratio of 26.6 percent without the impact of catastrophes, which represents the best non-catastrophe loss ratio in our company’s history. Although our company is committed to remaining a competitive business partner in our southern territories, we will be carefully evaluating and modifying both our underwriting guidelines in the southern states and our catastrophe reinsurance coverage to lessen the impact of future catastrophes in this region on our financial results. We do believe that premium rate increases in the states impacted by Hurricane Katrina will strengthen the viability of doing business in the region.

“Our company experienced increased competition in the property and casualty insurance market in 2005, resulting in a five to seven percent decrease in our premium rates overall. Although premium growth will remain a challenge in the upcoming year, we feel our current book of business is the strongest it has ever been, and our underwriters will be working hard to retain quality renewal business.”

Property & Casualty Insurance Financial Results:

	Three Months Ended December 31,		Twelve Months Ended December 31,
(Dollars in Thousands)	2005	2004	2005	2004
Revenues
Net premiums written	$106,420	$104,046	$453,683	$461,988

Net premiums earned	$118,104	$117,714	$456,147	$456,888
Investment income, net	9,094	7,939	34,742	29,018
Realized investment gains (losses)	(428)	375	2,012	2,119

Total Revenues	126,770	126,028	492,901	488,025

Benefits, Losses and Expenses
Losses and loss settlement expenses	196,046	66,977	375,858	256,241
Amortization of deferred policy acquisition costs	31,450	25,325	106,348	98,579
Other underwriting expenses	300	11,410	25,536	34,767

Total Benefits, Losses and Expenses	227,796	103,712	507,742	389,587

Income (loss) before income taxes	(101,026)	22,316	(14,841)	98,438

Federal income tax expense (benefit)	(36,147)	6,900	(10,243)	30,364

Net income (loss)	$(64,879)	$15,416	$(4,598)	$68,074

Life insurance segment

In the fourth quarter of 2005, our life insurance segment recorded pre-tax income of $10.3 million, compared to $4.7 million for the fourth quarter of 2004. This improvement in the segment’s fourth quarter results was attributable to several factors. Total revenues improved primarily as the result of a $1.6 million increase in premiums earned and a $1.4 million increase in investment income. The increase in premiums earned was the result of an increase in our single premium whole life business during the fourth quarter of 2005, as compared to the fourth quarter of 2004. This increase was primarily the result of our increased marketing of this type of life insurance product. The increase in our investment income was driven by the collection of interest from one of our previously impaired debt securities on which we had ceased accruing interest. The improvement in the life insurance segment’s revenues was accompanied by a decrease in its total benefits, losses, and expenses, resulting primarily from a $3.7 million decrease in amortization in deferred policy acquisition costs. This decline was the result of a decrease in the lapsing of our credit business in the fourth quarter of 2005, as compared to the fourth quarter of 2004. Somewhat offsetting this improvement in the segment’s total benefits, losses, and expenses was a $1.6 million increase in the provision for liability for future policyholder benefits, which was attributable to the increase in our single premium whole life business.

The principal product of our life insurance segment is the single premium deferred annuity. Pursuant to U.S. generally accepted accounting principles, we do not report annuity deposits as net premiums earned. Rather, annuity deposits are recorded as liabilities for future policyholder benefits. Revenues for annuities consist of policy surrender charges and investment income earned on policyholder deposits. In the fourth quarter of 2005, annuity deposits were $23.6 million, compared to $16.3 million in the fourth quarter of 2004. These deposits were more than offset by annuity surrenders and withdrawals of $71.9 million in the fourth quarter of 2005, compared to $53.0 million in the fourth quarter of 2004. The increase in surrenders and withdrawals is primarily attributable to our annuitants seeking alternative investment opportunities to a greater extent in 2005 than in 2004.

“The life insurance segment continued to produce strong results, with a 26 percent increase in life premium and annuity deposits in 2005,” said Rife. “During 2005, some of our annuity customers sought alternative investment options. We anticipate the flat yield curve may hinder our ability to attract new annuity business in the upcoming year. However, sales of our life insurance products should contribute to continued favorable results in the life insurance segment.”

Life Insurance Financial Results:

	Three Months Ended December 31,		Twelve Months Ended December 31,
(Dollars in Thousands)	2005	2004	2005	2004
Revenues
Net premiums written	$9,936	$7,390	$33,944	$29,111

Net premiums earned	$10,969	$9,402	$39,369	$35,403
Investment income, net	21,923	20,570	84,105	82,456
Realized investment gains	903	385	2,528	1,941
Other income	221	98	702	300

Total Revenues	34,016	30,455	126,704	120,100

Benefits, Losses and Expenses
Losses and loss settlement expenses	2,474	2,895	16,370	16,641
Increase in liability for future policy benefits	5,168	3,592	17,666	12,125
Amortization of deferred policy acquisition costs	578	4,232	9,125	12,384
Other underwriting expenses	2,192	1,273	7,419	6,193
Interest on policyholders’ accounts	13,302	13,746	54,727	56,386

Total Benefits, Losses and Expenses	23,714	25,738	105,307	103,729

Income before income taxes	10,302	4,717	21,397	16,371

Federal income tax expense	3,851	1,527	7,755	5,628

Net income	$6,451	$3,190	$13,642	$10,743

Financial condition and supplementary financial information

At December 31, 2005, our consolidated total assets were $2.7 billion, compared to $2.6 billion at December 31, 2004. Stockholders’ equity at December 31, 2005 was $500.2 million, with a book value of $21.20 per share, versus stockholders’ equity of $452.2 million, with a book value of $22.46 per share, as of December 31, 2004.

During 2005, we redeemed all shares of preferred stock that had not been converted to common stock by holders of preferred stock. Of the 2.8 million shares of preferred stock issued, 99.8 percent were converted into shares of common stock. We redeemed the remaining shares. The conversion of the preferred stock resulted in an additional 3.4 million shares of common stock outstanding as well as an additional $68.9 million in stockholders’ equity.

Stockholders’ equity included $86.4 million of after-tax net unrealized investment gains as of December 31, 2005, compared to $103.7 million of after-tax net unrealized investment gains as of December 31, 2004. The decrease is attributable to the increase in interest rates experienced during 2005.

Consolidated Financial Condition:

(Dollars in Thousands Except Per Share Data)	December 31, 2005	December 31, 2004
Total assets	$2,721,924	$2,570,387
Total stockholders’ equity	500,212	452,210
Total stockholders’ equity (book value) per share	21.20	22.46
Total cash & investments	2,254,421	2,269,835

P&C Supplementary Financial Analysts’ Data:

	Three Months Ended December 31,		Twelve Months Ended December 31,
(Dollars in Thousands)	2005	2004	2005	2004
GAAP combined ratio:
Net loss ratio	166.0%	56.9%	82.4%	56.1%
Expense ratio	26.9%	31.2%	28.9%	29.2%

Combined ratio	192.9%	88.1%	111.3%	85.3%
Combined ratio (without catastrophes)	53.5%	87.0%	66.2%	81.1%

Statutory combined ratio:
Net loss ratio	161.5%	56.9%	81.2%	56.1%
Expense ratio	32.0%	31.9%	31.3%	30.3%

Combined ratio	193.5%	88.8%	112.5%	86.4%
Combined ratio (without catastrophes)	54.1%	87.7%	67.4%	82.2%

Personal and commercial* lines underwriting analysis:
Premiums earned - personal lines	$10,287	$11,592	$42,189	$48,430
Losses and loss settlement expenses incurred - personal lines	40,810	5,689	71,907	27,099
Personal lines net loss ratio	396.7%	49.1%	170.4%	56.0%

Premiums earned - commercial lines	$107,817	$106,122	$413,958	$408,458
Losses and loss settlement expenses incurred - commercial lines	155,236	61,288	303,951	229,142
Commercial lines net loss ratio	144.0%	57.8%	73.4%	56.1%

*	Commercial lines information includes reinsurance results

Non-GAAP Financial Measures

We believe that disclosure of certain non-GAAP financial measures enhances investor understanding of our financial performance. The non-GAAP financial measures we utilize in this release are net operating income, net premiums written, catastrophe losses and statutory combined ratio. Net operating income is a key measure used by management and investors to monitor the operating results of a company’s core business. Net premiums written, catastrophe losses and statutory combined ratio are statutory financial measures prepared in accordance with statutory accounting rules as prescribed by the National Association of Insurance Commissioners’ Accounting Practices and Procedures Manual.

Net operating income: The difference between net income and net operating income is the inclusion in net income of after-tax realized investment gains and losses. We utilize net operating income because we believe it is a useful measure of the underlying performance of our core business. Management and investors commonly evaluate operating earnings as an indicator of a company’s financial performance. This measure also is described as net income before after-tax realized investment gains and losses. Because our calculation of net operating income may differ from similar measures used by other companies, investors should be careful when comparing our measure of net operating income to that of other companies.

(Dollars in Thousands Except Per Share Data)

Fourth quarter	Net Income (Loss)	After-tax Realized Gains	Net Operating Income (Loss)	Net Income (Loss)/ Net Operating Income (Loss) per share*
2005	$(58,428)	$(309)	$(58,737)	$(2.48)	/	$(2.49)
2004	18,606	(494)	18,112	0.86	/	0.84

Year to date	Net Income	After-tax Realized Gains	Net Operating Income	Net Income/Net Operating Income per share*
2005	$9,044	$(2,951)	$6,093	$0.22	/	$0.09
2004	78,817	(2,639)	76,178	3.68	/	3.55

*	Per share amounts are calculated after providing for any applicable dividend and accretion on convertible preferred stock.

Net premiums written: Net premiums written is a statutory accounting measure representing the amount of premiums charged for policies issued during the period. We report these premiums as revenue as they are earned over the underlying policy period. We report net premiums written applicable to the unexpired term of a policy as unearned premium. We evaluate net premiums written as a measure of business production for the period under review.

(Dollars in Thousands)

Fourth quarter	Net Premiums Written	Net Change in Unearned Premium	Net Premiums Earned
2005	$116,356	$12,717	$129,073
2004	111,436	15,680	127,116

Year to date	Net Premiums Written	Net Change in Unearned Premium	Net Premiums Earned
2005	$487,627	$7,889	$495,516
2004	491,099	1,192	492,291

Catastrophe losses: A catastrophe loss is a single incident or series of closely related incidents causing severe insured losses. Catastrophes are by their nature unpredictable. The frequency and severity of catastrophic losses we experience in any year affect our results of operations and financial position. In analyzing the underwriting performance of our property and casualty insurance segment, we evaluate performance both including and excluding catastrophe losses. The Insurance Services Office, a supplier of property and casualty statistical data, defines as catastrophes those events that cause $25.0 million or more in industry-wide direct insured losses to property and that affect a significant number of insureds and insurers. We use this definition, but we also include as catastrophes those events we believe are, or will be, material to our operations, either in amount or in number of claims made. For the quarter ending December 31, 2005, losses from these events totaled $.1 million, compared to none for the quarter ended December 31, 2004. For the year ending December 31, 2005 and 2004, these amounts totaled $.6 million and $3.9 million, respectively. Portions of our catastrophe losses may be recoverable under our catastrophe reinsurance agreements.

Statutory combined ratio: The combined ratio is a commonly used financial measure of underwriting performance. A combined ratio below 100 percent indicates a profitable book of business. The combined ratio is the sum of two separately calculated ratios, the loss and loss settlement expense ratio (referred to as the “net loss ratio”) and the underwriting expense ratio (the “expense ratio”). When prepared in accordance with U.S. generally accepted accounting principles, the net loss ratio is calculated by dividing the sum of losses and loss settlement expenses by net premium earned. The expense ratio is calculated by dividing non-deferred underwriting expenses and amortization of deferred policy acquisition costs by net premiums earned. When prepared in accordance with statutory accounting principles, the net loss ratio is calculated by dividing the sum of losses and loss settlement expenses by net premium earned. The expense ratio is calculated by dividing underwriting expenses by net premiums written.

*     *     *

United Fire & Casualty Company is a regional insurer that, along with its insurance subsidiaries, offers personal and commercial property and casualty insurance and life insurance. Its products are marketed principally through its regional offices in Cedar Rapids, Iowa (company headquarters); Denver, Colorado; and Galveston, Texas. For the thirteenth consecutive year, United Fire & Casualty Company has been named to the Ward’s 50, a respected benchmark group of the industry’s top-performing insurance companies. For more information about United Fire & Casualty Company and its products and services, visit our website, www.unitedfiregroup.com.

Disclosure of forward-looking statements

This release may contain forward-looking statements about our operations, anticipated performance and other similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements. The forward-looking statements are not historical facts and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. Such forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate, management’s beliefs and assumptions made by management. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “continues,” “seeks,” “estimates,” “predicts,” “should,” “could,” “may,” “will continue,” “might”, “hope” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Among the factors that could cause our actual outcomes and results to differ are the following: inherent uncertainties with respect to loss reserving, including the reserves established for Hurricanes Katrina and Rita, which are based on management estimates; increasing reinsurance rates or lack of availability of reinsurance; reinsurance viability; the occurrence of catastrophic events or other insured or reinsured events with a frequency or severity exceeding our estimates; the actual amount of new and renewal business and demand for our products and services; the competitive environment in which we operate, including price, product and service competition; developments in domestic and global financial markets that could affect our investment portfolio and financing plans; impact of regulatory actions on our Consolidated Financial Statements; uncertainties relating to government and regulatory policies; additional government and NASDAQ policies relating to corporate governance, and the cost to comply; legal developments; changing rates of inflation, interest rates and other economic conditions; worsening of global economic conditions; our relationship with our agencies; the valuation of invested assets; the recovery of deferred acquisition costs; the resolution of legal issues pertaining to the World Trade Center catastrophe; the resolution of regulatory and legal issues pertaining to Hurricane Katrina; the occurrence of terrorist activity; or our relationship with our reinsurers. These are representative of the risks, uncertainties and assumptions that could cause actual outcomes and results to differ materially from what is expressed in forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.